NEWS
RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Extends the Exchange Offer for Its 8% Second Priority Senior Secured Notes Due 2013

Princeton, NJ; July 15, 2005 – NRG Energy, Inc. (NYSE: NRG) announced today that it has extended its exchange offer of its 8% second priority senior secured notes due 2013, which have been registered under the Securities Act of 1933, as amended, for all outstanding 8% second priority senior secured notes due 2013 that were issued and sold by NRG in December 2003 and January 2004 in private placement offerings (the “outstanding notes”).

The exchange offer, previously scheduled to expire on July 15, 2005 at 5:00 p.m., New York City time, will now expire on July 25, 2005, at 5:00 p.m., New York City Time, unless further extended by the Company.

The extension is intended to allow additional time for holders of the remaining outstanding notes to tender their outstanding notes in the exchange offer.

Copies of the exchange offer prospectus and letter of transmittal may be obtained from the Exchange Agent, Law Debenture Trust Company of New York, at 212.750.0888.

This announcement is not an offer to sell any securities or a solicitation of any offer to buy any securities. The exchange offer will be made only by means of a written prospectus.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “expect” and “intention” are intended to identify forward-looking statements. The company’s expectations regarding the completion and timing of successful exchange offers of new notes are only its expectations regarding these matters. Successful completion and timing of exchange offers from these offers are dependent on factors, including (without limitation) investor acceptance of the offers, the final terms and conditions of the new notes, effectiveness of any required registration statements legally required to effect the exchange offers and other similar requirements applicable to exchange offers generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526 Katy Sullivan, 609.524.4527	Meredith Moore, 609.524.4522 Jay Mandel, 609.524.4525